UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Materials Pursuant to §240.14a-12

1st Financial Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of 1st Financial Services Corporation will be held at the Thomas Auditorium in the David W. Sink, Jr. building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina 28731 on Monday, June 25, 2012, at 10 a.m. local time.

The purposes of the meeting are:

1.           Election of Directors. To elect one director to serve a three-year term;

2.           Advisory Vote on Executive Compensation. To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers;

3.           Proposal to Ratify the Appointment of Independent Accountants.  To vote on a proposal to ratify the appointment of Elliott Davis PLLC as our independent accountants for the fiscal year ending December 31, 2012; and

4.           Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on April 20, 2012, which is the record date for the meeting. Our Board of Directors recommends you vote “FOR” the election of the nominee for director named in this Proxy Statement, and “FOR” each of the other proposals.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed Proxy Statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the Proxy Statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure your shares are represented and a quorum is present at the Annual Meeting. Even if you sign a proxy card or vote by Internet, you may still revoke it later or attend the Annual Meeting and vote in person.

By Order of the Board of Directors

Hendersonville, North Carolina	Michael G. Mayer
May 4, 2012	Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

Table of Contents

ANNUAL MEETING OF SHAREHOLDERS	1
General	1
How You Can Vote at the Annual Meeting	1
Solicitation and Voting of Proxies	2
Revocation of Proxies; How You Can Change Your Voting Instructions	2
Expenses and Method of Solicitation	3
Record Date and Voting Securities	3
Quorum and Voting Procedures	3
Vote Required for Approval	4
PROPOSAL 1: ELECTION OF DIRECTORS	4
General	4
Nominees	4
Incumbent Directors	5
CORPORATE GOVERNANCE	6
Board Leadership Structure and Role in Risk Oversight	6
Director Independence	7
Executive Sessions of Independent Directors	7
Attendance by Directors at Meetings	7
Communications with Our Board	8
Code of Ethics	8
COMMITTEES OF OUR BOARD	9
General	9
Audit Committee	9
Audit Committee Report	9
Corporate Governance Committee	10
EXECUTIVE OFFICERS	12
Current Executive Officers	12
Former Executive Officers	12
EXECUTIVE COMPENSATION	13
Summary	13
Capital Purchase Program and Other Restrictions on Executive Compensation	14
Risk Framework	15
Employment Agreements	15
Plan-Based Awards	17
Retirement Benefits	19
Potential Payments Upon Termination of Employment or a Change in Control	19
DIRECTOR COMPENSATION	22
Director Fees	22
Director Stock Options	22
TRANSACTIONS WITH RELATED PERSONS	23
Our Policy	23
Related Person Transactions During 2011 and 2010	23
Consent Order and Written Agreement	24
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	25
Principal Shareholders	25
Directors and Executive Officers	25
Section 16(a) Beneficial Ownership Reporting Compliance	26
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	26
“Say-on-Pay” Proposal	26
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS	27
Appointment of Independent Accountants	27
Fees Paid to Independent Accountants	28
Pre-Approval of Audit and Permissible Non-Audit Services	28
PROPOSALS FOR 2013 ANNUAL MEETING	28
ANNUAL REPORT ON FORM 10-K	29

ii

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2012 Annual Meeting of our shareholders and at any adjournments of the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to our shareholders on or about May 4, 2012. The Annual Meeting will be held at the Thomas Auditorium in the David W. Sink, Jr. building at Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina 28731 on Monday, June 25, 2012, at 10 a.m. local time. Directions are available on the college’s Internet website at www.blueridge.edu,by typing “Directions to Campus” in the search box.

In this Proxy Statement, the terms “you,” “your,” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our,” “our company,” and similar terms refer to 1st Financial Services Corporation. Our banking subsidiary, Mountain 1st Bank & Trust Company, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON JUNE 25, 2012.

The Proxy Statement and Annual Report on Form 10-K to security holders are available at:
https://www.mountain1st.com/proxy

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

●	Elect one director for a three-year term (see “Proposal 1: Election of Directors” on page 4);
●	Approve a non-binding, advisory resolution to approve the compensation of our named executive officers (see “Proposal 2: Advisory Vote on Executive Compensation” on page 25);
●
Ratify the appointment of Elliott Davis PLLC as our independent accountants for the fiscal year ending December 31, 2012 (see “Proposal 3: Ratification of Appointment of Independent Accountants” on page 26); and

●	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends you vote “FOR” the election of the nominee for director named in this Proxy Statement, and “FOR” each of the other proposals.

How You Can Vote at the Annual Meeting

Record Holders. If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

●	You can attend the Annual Meeting and vote in person;
●
You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this Proxy Statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

●
You can appoint the Proxies to vote your shares for you by going to our Internet voting website (https://www.mountain1st.com/proxy), and click on the link for “proxy voting.”  When you are prompted for your “voter control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. local time on June 24, 2012, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this Proxy Statement.

Shares Held in “Street Name.”  Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e., the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our Proxy Statement (or by following any other directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the proposal to ratify the appointment of Elliott Davis PLLC as our independent accountants, when they have not received instructions from the beneficial owners of the shares. However, they often do not have authority to vote on non-routine proposals, such as the election of directors, without instructions from the beneficial owners of the shares they hold. To ensure shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important you instruct your broker or nominee how to vote your shares.

Solicitation and Voting of Proxies

If you are the record holder of your shares of our common stock, a proxy card is included with this Proxy Statement that provides for you to name our proxy committee, which consists of our Board of Directors, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so your shares will be represented at the meeting.

If you sign a proxy card and return it to us, so we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of the nominee for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this Proxy Statement. If instructions are given for some but not all proposals, the instructions given will be followed and the Proxies will vote your shares “FOR” the proposals on which no instructions are given. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, the nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxies; How You Can Change Your Voting Instructions

Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to change the voting instructions you gave the Proxies or to revoke that authority, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

●	You can sign and submit a proxy card, dated after the date of your original proxy card, which contains your new instructions; or
●	You can click on the link for “proxy voting” on our Internet website, enter the voting control number printed just above your name on the enclosed proxy card, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

●	You can give our Corporate Secretary a written notice you want to revoke your proxy card or Internet vote; or
●
You can attend the Annual Meeting and notify our Corporate Secretary you want to revoke your proxy card or Internet vote and vote your shares in person. Your attendance at the Annual Meeting alone will not revoke your proxy card or Internet vote; you also must notify our Corporate Secretary of your desire to revoke your proxy card or Internet vote.

Shares Held in “Street Name.”  If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. We are requesting banks, brokers, and other custodians, nominees, and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers, and employees may solicit proxy cards either personally, by telephone, or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, not contained in this Proxy Statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 20, 2012, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 5,190,283 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our stock on the Record Date to vote at the Annual Meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. “Broker non-votes” also will be counted in determining whether there is a quorum. “Broker non-votes” will occur if your broker or other nominee votes your “street name” shares on one or more matters at the meeting but does not vote on a “non-routine” matter because you have not given voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the nominee receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the votes cast in favor of each proposal must exceed the votes cast against it. So long as a quorum is present, abstentions and broker non-votes will have no effect on the voting for directors or on Proposals 2 and 3.

PROPOSAL 1:  ELECTION OF DIRECTORS

General

Our Bylaws provide:

●
Our Board of Directors consist of not less than five nor more than 15 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

●
So long as the number of directors is set at nine or more, then our Board of Directors shall be divided into three classes and directors shall be elected to staggered three-year terms, such that each year the terms of the directors in one class shall expire and directors in that class shall be elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors is set at nine. However, since the resignations of B. Lee Beason in March, 2011 and John S. Sheiry in February, 2012, there have only been seven members serving on our Board. The term of one of our current directors, Vincent K. Rees, expires at the Annual Meeting. Based on the recommendation of our Corporate Governance Committee, Mr. Rees has been nominated by our Board for election to a three-year term. If he is elected, there will be seven directors serving on our Board following the Annual Meeting, leaving two vacancies to be filled by either our Board or our shareholders. Notwithstanding the vacancy, proxies may not be voted at the Annual Meeting for more than one nominee.

As a consequence of our participation in the U.S. Department of Treasury (“Treasury”) Capital Purchase Program (“CPP”), which is part of the Troubled Asset Relief Program (“TARP”) established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), and our failure, for six consecutive quarters, to pay dividends on the preferred stock issued to Treasury in connection with the CPP, Treasury currently has the right to appoint two directors to our Board. While Treasury has not indicated whether it intends to exercise these rights, we believe it is in keeping with the spirit of our company’s agreement with Treasury, and in the best interests of our company, that we leave two vacant seats on the Board, in case Treasury wishes to exercise its rights before the 2013 annual meeting. Alternatively, if Treasury does not appoint any directors, our Board may elect one or two directors to the Board before the 2013 annual meeting should we identify a candidate who has qualifications, which would enhance our Board’s capabilities and/or who would further the Bank’s relationships in the communities we serve. Our Board has not currently identified any such candidate, and by creating these vacancies, it does not necessarily mean any appointment will be made before the 2013 annual meeting.

Information about the nominee, Mr. Rees, is presented below, along with a brief discussion of the specific experience, qualifications, attributes and skills that led our Corporate Governance Committee to recommend and our Board to nominate him for election at the Annual Meeting. He has served on our Board since our company was organized in 2008, and has served on the Bank Board since the Bank was organized in 2004.

Vincent K. Rees, age 44, is our President. Before joining the Bank in 2004, Mr. Rees was employed by MountainBank, Hendersonville, N.C., from its organization during 1997. He served MountainBank as Chief Lending Officer from 1997 until 2001, and then as a Regional President of that bank and Executive Vice President of its parent holding company. Mr. Rees previously was employed in South Carolina for seven years by NationsBank (now Bank of America) and its predecessor, C&S Bank, where he served in various positions in branch management, credit analysis, and consumer and commercial lending. He is a member of the Loan Committee and the Asset Liability Management Committee. He has attended several banking conferences hosted by the North Carolina Banking Commission and the North Carolina Bankers Association. Mr. Rees has 24 years of banking experience.

Our Board of Directors recommends you vote “FOR” the nominee named above. The nominee receiving the highest numbers of votes will be elected.

Incumbent Directors

Information about our other six current directors, whose terms of office will continue after the Annual Meeting, is presented below, along with a brief discussion of the specific experience, qualifications, attributes or skills that led the Committee to recommend and our Board to nominate these individuals for election. Except for Mr. Mayer, who was first appointed to our Board at the 2010 annual meeting, each of the incumbent directors has served on our Board since our company was organized in 2008, and has served on the Bank Board since the Bank was organized in 2004.

Term Ending as of the 2013 Annual Meeting

Michael D. Foster, age 70, is the owner and President of Foster Real Estate Appraisers, Inc., Asheville, N.C. (real estate appraisal firm). He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of the Corporate Governance Committee and as a member of the Loan Committee and the Asset and Liability Management Committee. He graduated from Mars Hill College. Mr. Foster has eight years of banking experience.

James C. Kirkpatrick, age 48, is a real estate broker/investor, and former co-owner and President of Forge Mountain Foods, Hendersonville, N.C. (specialty food wholesaler and retailer). Mr. Kirkpatrick previously was a part-time weather anchor for WSPA TV (CBS affiliate) in Spartanburg, S.C. He has served on a variety of committees of both the company and the Bank, and presently serves as a member of the Loan Committee, the Asset and Liability Management Committee and the Corporate Governance Committee. He earned a B.A. from Wake Forest University. Mr. Kirkpatrick is a graduate of the North Carolina Bank Directors’ College (“Directors’ College”). Mr. Kirkpatrick has eight years of banking experience.

Michael G. Mayer, age 52, is our Chief Executive Officer. Prior to his appointment in January, 2010, he was President and Chief Executive Officer of Carolina Commerce Bank from 2009 until 2010, President and Chief Executive Officer of Colony Signature Bank (In Organization) from 2007 until 2009, Charlotte Market President of Paragon Commercial Bank from 2006 until 2007, and Senior Vice President of Bank of America from 1982 until 2006. He serves as the Chairman of the Loan Committee and as a member of the Asset and Liability Management Committee. Mr. Mayer is a member of the Board of Directors of the Henderson County Partnership for Economic Development and the Boys & Girls Club of Henderson County. Mr. Mayer has over 30 years of banking experience.

Van F. Phillips, age 60, is a co-owner and Vice President of Great Meadows, LLC, Spruce Pine, N.C. (real estate management firm). He has served on a variety of committees of both the company and the Bank, and presently serves as Vice-Chairman of the Board and as Chairman of the Audit Committee and as a member of the Asset and Liability Management Committee. Mr. Phillips previously served as a director, audit committee member and executive committee member of MountainBank and MountainBank Financial Corporation, Hendersonville, N.C., and as Chairman of First Western Bank, Burnsville, N.C.  Mr. Phillips is a former member of the North Carolina House of Representatives, where he served on the House Banking Committee. He has also been elected a County Commissioner in Mitchell County, N.C. He is a graduate of the Directors’ College, and previously served on the North Carolina Banking Commission. Mr. Phillips has over 20 years of banking experience.

Term Ending as of the 2014 Annual Meeting

William H. Burton, age 57, is the President of Old Mill Stream, LLC (real estate development firm), and the former Chairman of Café Enterprises, Inc., Taylors, S.C. (parent company of Fatz Café restaurants). He has served on a variety of committees of both the company and the Bank, and presently serves as Chairman of our Board, Chairman of the Asset and Liability Management Committee and as a member of the Audit Committee and the Corporate Governance Committee. Mr. Burton previously served as a director and audit committee chairman of MountainBank and MountainBank Financial Corporation, Hendersonville, N.C. He is a member of the Board of Directors of Cafe Enterprises, Inc. He is a graduate of the Directors’ College. Mr. Burton has 15 years of banking experience.

Bradley B. Schnyder, age 55, is the owner of Mountainscape, Inc. and Windstone Properties, LLC (real estate development firms). He has served as Chairman and Vice-Chairman, as well as a member of a variety of committees of both the company and the Bank, and presently serves as a member of the Loan Committee, the Audit Committee and the Asset and Liability Management Committee. He is a graduate of the Directors’ College and has attended several banking conferences hosted by the North Carolina Banking Commission. Mr. Schnyder has eight years of banking experience.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Our Board is led by William H. Burton, who has served as Chairman of our company since June 2010. In the absence of Mr. Burton, our Board is led by Vice-Chairman, Van F. Phillips. The ultimate authority to oversee the business of our company rests with our Board, which appoints the Chairman. The role of our Board is to effectively govern the affairs of the company for the benefit of our shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which we do business. The Board appoints the company’s officers, who have responsibility for management of the company’s operations. It is the Chairman’s responsibility to lead the Board. The Chief Executive Officer is the senior executive officer of the company and is charged with carrying into effect all legal directives of the Board.

While our Bylaws permit the Board to appoint an executive director as Chairman, we believe it is beneficial to have an independent Chairman whose sole responsibility is Board leadership. By having an independent director serve as Chairman of the Board, our Chief Executive Officer is able to focus all of his energy on managing the company. By clearly delineating the role of the office of the Chairman, we believe we have ensured no duplication of effort between the Chief Executive Officer and the Chairman. We believe this governance structure results in strong, independent leadership of our Board, while positioning our Chief Executive Officer as the leader of the company and the Bank in the eyes of our customers, employees, and shareholders.

Our Board oversees the company’s general risk management strategy and ensures risks undertaken are consistent with the Board’s established risk tolerance. Management is responsible for the day-to-day risk management processes. Risk assessment reports are provided to the Board by management on a regular and timely basis. Board committees share risk monitoring responsibilities and capabilities. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Corporate Governance Committee establishes corporate governance principles, and provides leadership over corporate governance matters. The Corporate Governance Committee also provides oversight for our company’s compensation programs. Also, the Bank Board has established the Asset and Liability Management Committee. The Asset and Liability Management Committee, made up of members of management and the Bank Board, monitors loan, investment, and liability portfolios to ensure comprehensive management of liquidity, interest rate risk and capital adequacy, and reports under guidelines established by management, the Bank Board and regulators. These committees meet regularly and provide reports of their activities and conclusions to the full Board, which is responsible for reviewing and ratifying the actions of the committees.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibilities efficiently and effectively into specific processes. The company supplements its own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners as well as by third-party professionals experienced in loan review work, who issue reports to the Board. Risk assessments have been created to properly identify and monitor risk for the company either at an entity level or within specific lines of business as appropriate.

Director Independence

Our Board of Directors periodically reviews transactions, relationships, and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The NASDAQ Stock Market. The Board has directed our Corporate Governance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2011, and all nominees for election as directors at the Annual Meeting who our Board believes are, were, and will be “independent” directors under NASDAQ’s criteria.

William H. Burton	Van F. Phillips	John S. Sheiry
Michael D. Foster	Bradley B. Schnyder	James C. Kirkpatrick

In addition to the specific NASDAQ criteria, in assessing the independence of our directors, our Corporate Governance Committee and our Board consider whether they believe transactions required to be disclosed in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment. In determining the above directors are independent, those other factors considered by our Corporate Governance Committee and our Board included: (1) the Bank’s lending relationships with directors; and (2) the lease arrangements between us and Mr. Phillips’ company described under the caption “Transactions with Related Persons—Related Person Transactions During 2011 and 2010.”

Executive Sessions of Independent Directors

At their discretion, our independent directors meet separately without management or other non-independent directors being present.

Attendance by Directors at Meetings

Board of Directors Meetings. Our Board and the Bank Board meet jointly. During 2011, each of our current directors attended 75% or more of the aggregate number of meetings of our Board and any committees on which he served. During 2011, the Board met 17 times.

Annual Meetings. Attendance by our directors at annual meetings of our shareholders gives directors an opportunity to meet, talk with, and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors they may not have at any other time during the year. Our Board of Directors recognizes directors have their own business interests and are not our employees, and it is not always possible for them to attend annual meetings. However, our Board’s policy is attendance by directors at our annual meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each annual meeting whenever possible. With the exception of Mr. Sheiry, all of our then-current directors attended the last annual meeting, which was held on June 27, 2011.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and has established a process by which you may send written communications to our Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

1st Financial Services Corporation
Attention: Corporate Secretary
101 Jack Street
Hendersonville, North Carolina 28792

You also may communicate by email to directorcommunications@mountain1st.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board, to the Chairman of our Board, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan, or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer and Chief Financial Officer, and, among other things, is intended to promote:

●	Honest and ethical conduct;
●	Ethical handling of actual or apparent conflicts of interests between personal and professional relationships;
●	Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with the Securities and Exchange Commission and other public communications we make;
●	Compliance with governmental laws, rules, and regulations;
●	Prompt internal reporting of violations of the Code to the Board’s Audit Committee; and Accountability for adherence to the Code.

A copy of the Code of Ethics will be provided without charge upon written request to our Corporate Secretary at 1st Financial Services Corporation, 101 Jack Street, Hendersonville, North Carolina 28792, or upon request by telephone at (828) 697-3100.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters, the Audit Committee and the Corporate Governance Committee. Those Committees operate under written charters approved by our Board that set out their composition, authority, duties, and responsibilities. We believe each member of those committees is an “independent director” as that term is defined by the listing standards of The NASDAQ Stock Market. A current copy of each Committee’s charter is posted on our Internet website at www.mountain1st.com. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Corporate Governance Committee
Van F. Phillips - Chairman	Michael D. Foster - Chairman
William H. Burton	William H. Burton
Bradley B. Schnyder	James C. Kirkpatrick

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Audit Committee is responsible for:

●	Selecting our independent accountants and approving their compensation and the terms of their engagement;
●	Approving services proposed to be provided by our independent accountants; and
●	Monitoring and overseeing the quality and integrity of our accounting and financial reporting process and system of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), reports we file under the Securities and Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it oversees our internal audit program. The Committee met four times during 2011.

Audit Committee Financial Expert. Since the retirement of our former director who was designated as our audit committee financial expert, we have not had a designated audit committee financial expert because we have not determined any of our directors qualifies as an audit committee financial expert.

Audit Committee Report

Our management is responsible for our financial reporting processes, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our financial statements for 2011, the Audit Committee has:

●	Reviewed our audited consolidated financial statements for 2011 and discussed them with management;
●	Discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;
●	Received written disclosures and a letter from our independent accountants required by the independence standards of the Public Company Accounting Oversight Board (PCAOB Rule 3526); and
●	Discussed with our accountants their independence.

Based on the above review and discussions, the Audit Committee recommended to our Board of Directors the audited financial statements be included in the 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2011 are named below.

The Audit Committee:
Van F. Phillips – Chairman	William H. Burton	Bradley B. Schnyder

Corporate Governance Committee

Functions. Our Corporate Governance Committee is a joint committee of our and the Bank’s Boards of Directors. Under its charter, the Committee acts as a nominations committee and as a compensation committee for our and the Bank’s Boards. The Committee met three times during 2011.

Nominations Committee Functions. Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our annual meetings and for appointment to fill vacancies on our Board.

The Committee’s charter provides the Committee will recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates.

The Committee believes diversity with respect to viewpoint, skills and experience is an important factor in the composition of our Board. The Committee ensures diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of our Board as a whole. The Committee does not have a written policy with regard to diversity.

The Committee has not used the services of a third-party search firm to identify suitable candidates.

In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee
1st Financial Services Corporation
Attention: Corporate Secretary
101 Jack Street
Hendersonville, North Carolina 28792

Each shareholder recommendation should be accompanied by the following:

●
The full name, address, and telephone number of the person making the recommendation, and a statement the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next annual meeting;

●
The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

●
A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request for its evaluation of candidates;

●	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;
●
Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding us or the Bank, and any transactions between the candidate and the Bank; and

●
Any information in addition to the above about the candidate that would be required to be included in our proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

To be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an annual meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s annual meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other factors: (1) the candidates’ business, personal, and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Committee recommended to our Board of Directors one of our current directors, whose term is expiring at the Annual Meeting, be nominated for election to the Board.

Compensation Committee Functions. The Corporate Governance Committee also functions as a compensation committee. Under its charter, and in addition to other duties that may be assigned from time to time by the joint Board of Directors of our company and the Bank, the Committee reviews and provides overall guidance to the Board about our executive and director compensation and benefit programs and makes recommendations to the Board about:

●	Cash and other compensation paid or provided to our and the Bank’s Chief Executive Officer and other executive officers;
●	Adoption of new compensation or benefit plans, or changes in existing plans under which compensation or benefits are or will be paid or provided to those persons; and
●	Administration of the Bank’s annual incentive program.

The Committee also reviews and makes recommendations to our Board about amounts of compensation paid to our directors and, if requested by our Board, compensation paid (individually or in the aggregate) to our other employees.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters in general, the Committee considers information provided by our Chief Executive Officer about the individual performances of officers other than himself, and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions about executive compensation matters.

The Committee may retain the services of outside counsel or consultants, at our expense, and on terms (including fees) it approves. During 2011, the Kuhn Company was engaged as a compensation consultant to advise the company in regard to routine matters regarding the company’s Salary Administration Plan and its various Affirmative Action Plans. During 2011, no compensation consultants were engaged to advise the Committee or the Board.

The Committee also oversees our compliance with the restrictions on executive compensation and other rules and regulations related to our participation in the CPP. These, and other restrictions on executive compensation, are discussed in more detail below the caption “Executive Compensation – Capital Purchase Program and Other Restrictions on Executive Compensation.”

EXECUTIVE OFFICERS

Listed below are certain of our current executive officers, and former executive officers who served our company during 2011.

Current Executive Officers

Michael G. Mayer, age 52, is our Chief Executive Officer. Prior to his appointment in January, 2010, he was President and Chief Executive Officer of Carolina Commerce Bank from 2009 until 2010, President and Chief Executive Officer of Colony Signature Bank (In Organization) from 2007 until 2009, Charlotte Market President of Paragon Commercial Bank from 2006 until 2007, and Senior Vice President of Bank of America from 1982 until 2006. Mr. Mayer is a member of the Board of Directors of the Henderson County Partnership for Economic Development and the Boys & Girls Club of Henderson County. Mr. Mayer has over 30 years of banking experience.

Vincent K. Rees, age 44, is our President. Before joining the Bank in 2004, Mr. Rees was employed by MountainBank, Hendersonville, N.C., from its organization during 1997. He served MountainBank as Chief Lending Officer from 1997 until 2001, and then as a Regional President of that bank and Executive Vice President of its parent holding company. Mr. Rees previously was employed in South Carolina for seven years by NationsBank (now Bank of America) and its predecessor, C&S Bank, where he served in various positions in branch management, credit analysis, and consumer and commercial lending. He has attended several banking conferences hosted by the North Carolina Banking Commission and the North Carolina Bankers Association. Mr. Rees has 24 years of banking experience.

Peggy H. Denny, age 61, is our Chief Administrative Officer and is responsible for branch network management, retail deposit growth, training, and various other functions. Before joining the Bank in 2004, Ms. Denny was a Senior Vice President with MountainBank, Hendersonville, N.C., from its organization in 1997 until November 2003. Previously, she was employed by First Union National Bank and its predecessor, Northwestern Bank, as a Regional Trainer. She has 37 years of banking experience.

Holly L. Schreiber, age 46, is our Executive Vice President and Chief Financial Officer. Prior to her appointment in May 2010, she was Chief Financial Officer and Assistant Treasurer of Coastal Carolina Bancshares, Inc., and Chief Financial Officer and a Senior Vice President of Coastal Carolina National Bank, a de novo bank, which opened in 2009. Between September 2006 and February 2008, Ms. Schreiber was a consultant in the Charlotte, N.C. office of Resources Global Professional, a contract consulting company headquartered in Irvine, CA, during which time she was assigned to various companies to serve as a financial reporting and investor relations consultant. During part of 2007, she also consulted for Robert Half International, a contract consulting firm located in Charlotte, N.C., and in that capacity served as Interim Chief Financial Officer for Carolina Premier Bank, a de novo bank, based in Charlotte, N.C. Between October 2003 and September 2006, she focused on managing three personally owned businesses, St. John Financial (investment manager), Go Beyond Success, Inc., (investment education) and Go Beyond Success LLC (business development training). Between June 1999 and October 2003, Ms. Schreiber was a Senior Vice President for National City Corporation, a bank holding company, with broad responsibilities in the areas of accounting, financial reporting, and investor relations. Ms. Schreiber has over 25 years of banking experience.

Former Executive Officers

B. Lee Beason, age 54, was our Chief Operating Officer until March 31, 2011. Before joining the Bank in 2004, Mr. Beason was employed by MountainBank, Hendersonville, N.C., in various administrative and branch supervisory positions, including State Executive. Previously, he was employed as City Executive of High Street Banking Company, Asheville, N.C. from 1997 until 2001, and before that worked for a total of ten years with Wachovia Bank and BB&T. He earned a degree in Industrial Psychology from Appalachian State University. He has attended several banking conferences hosted by the North Carolina Banking Commission and the North Carolina Bankers Association. He has 26 years of banking experience.

James H. Mauney, II, age 64, was our Chief Risk Officer until his retirement in January, 2011. Prior to his appointment in July, 2010, he was Senior Credit Officer with Fifth Third Bank’s North Carolina affiliate from June 2009. He served as Senior Vice President, Director of Credit Review and Chief Compliance Officer for First Charter Bank, and previously served there as Director of Special Assets from May 2000. Prior to First Charter Bank, Mr. Mauney served as Senior Credit Officer for Carolina First Bancshares, and prior to that was employed by Hibernia National Bank in various asset quality roles, his last being Director of Residential and Small Commercial Construction Lending. His experience at previous banking organizations includes commercial lending, credit administration, business development management, and branch management. Mr. Mauney is a graduate of several senior industry level banking schools. He is active in Rotary, and has been Chairman of the Chamber of Commerce, Downtown Development Association, Red Cross, Habitat for Humanity, and is a retired Marine Corps Reserve officer. He has over 35 years of banking experience.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by certain of our executive officers for 2011 and 2010 (the “named executive officers”). Our named executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (2)	Bonus (3)		Stock Awards (4)	All Other Compensation (5)	Total
Michael G. Mayer (1) Chief Executive Officer	2011 2010	$305,000 305,047	$	-- 50,000	$17,298 50,000	$18,552 17,772	$340,850 422,819

Vincent K. Rees (1) President	2011 2010	170,000 163,750		-- --	-- --	2,547 8,903	172,547 172,653

Holly L. Schreiber Chief Financial Officer	2011 2010	192,917 112,295		-- 30,000	15,135 25,000	15,360 10,830	223,412 178,125
______________________
(1)
Messrs. Mayer and Rees are members of our Board. They did not receive any additional compensation for service as directors. For Mr. Mayer, 2010 salary includes consulting fees paid to him during 2010, before his appointment as our Chief Executive Officer on January 15, 2010.

(2)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan. Ms. Schreiber began employment with the company and the Bank on May 24, 2010.
(3)	The bonuses were paid in 2010 in conjunction with the execution of the employment agreements.
(4)
The amounts reported for Mr. Mayer represent the aggregate fair market value of the 21,276 shares and 43,244 shares of restricted stock granted to Mr. Mayer pursuant to his employment agreement on January 14, 2010 and January 14, 2011, respectively. The fair market value of each share of restricted stock granted to Mr. Mayer, calculated pursuant to Financial Accounting Standards Board ASC Topic 718, was $2.35 and $0.40, respectively. The amounts reported for Ms. Schreiber represent the aggregate fair market value of the 13,889 shares and 43,244 shares of restricted stock granted to Ms. Schreiber pursuant to her employment agreement on May 24, 2010 and May 24, 2011, respectively. The fair market value of each share of restricted stock granted to Ms. Schreiber, calculated as above, was $1.80 and $0.35, respectively. The conditions underlying the shares of restricted stock are based on time and are subject to restrictions imposed by our participation in the CPP, discussed below.

(5)	The following table describes each officer’s “Other Compensation” for 2011 and 2010 (in dollars):

Description	Year	M. G. Mayer		V. K. Rees		H.L. Schreiber
The Bank’s matching contributions for the officer’s Section 401(k) plan accounts	2011 2010	$	-- 6,000	$	-- 6,550	$	-- 1,900

Imputed income for the officer’s interest under a split dollar arrangement in insurance policies owned by the Bank and/or excess life insurance	2011 2010		552 506		1,003 953		360 180

Automobile allowance	2011 2010		18,000 7,000		-- --		15,000 8,750

Club dues	2011 2010		-- 4,266		1,544 1,400		-- --

We also provide our executive officers with group life, health, medical, and other insurance coverage that are generally available to all salaried employees, and the cost of that insurance is not included in the table.

Capital Purchase Program and Other Restrictions on Executive Compensation

In November 2008, we participated in the CPP by selling 16,369 shares of preferred stock and a warrant to purchase 276,815 shares of our common stock to the Treasury for an aggregate purchase price of $16,369,000. As a result, we became subject to certain executive compensation restrictions under EESA, the America Reinvestment and Recovery Act of 2009 (“ARRA”) and related Treasury regulations and guidance (together the “CPP Restrictions”).

The CPP Restrictions include the following:

●
Prohibition on Certain Types of Compensation. We are prohibited from providing incentive compensation arrangements that encourage our senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of our company. We are also prohibited from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

●
Risk Review. Our Corporate Governance Committee is required to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to our company posed by such plans. The review is intended to better inform the Committee of the risks posed by the plans, and ways to limit such risks.

●
Bonus Prohibition. We are prohibited from making payments of any “bonus, retention award, or incentive compensation” to our most highly-compensated employee. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009, and limited amounts of “long-term restricted stock”.

●
Limited Amount of Long Term Restricted Stock Excluded from Bonus Prohibition. EESA permits us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. EESA requires such stock to have a minimum two-year vesting requirement, and to not “fully vest” until we have repaid all CPP-related obligations.

●
Golden Parachutes. We may not make any severance payment to our SEOs or any of the next five most highly compensated employees upon termination of employment for any reason. There is an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

●
Clawback. We must recover any bonus or other incentive payment paid to our SEOs or any of the next 20 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

●	Gross-up Prohibition. We may not make any gross-up payment to our SEOs or any of the next 20 most highly compensated employees.
●
Shareholder “Say-on-Pay Proposal” Required. The EESA and rules promulgated by the Securities and Exchange Commission require TARP recipients with securities registered under the federal securities laws to provide a separate non-binding shareholder vote to approve the compensation of their named executive officers. The Say-on-Pay Proposal is included as Item 2 in this Proxy Statement.

●
Policy on Luxury Expenditures. We are required to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

●
Reporting and Certification. Our Chief Executive Officer and Chief Financial Officer are required to provide a written certification of compliance with the CPP Restrictions in our Annual Report on Form 10-K. Additionally, the Corporate Governance Committee is required to annually submit certain disclosures and certifications to Treasury.

Additionally, because the Bank is deemed "significantly undercapitalized" based on its regulatory capital levels, it is prohibited from increasing the compensation or paying any bonus to its senior executive officers, except with prior regulatory approval.

Risk Framework

Executive compensation is chiefly the responsibility of our Corporate Governance Committee. Over the years, the Committee has dedicated significant time and resources to fashioning an executive compensation package that promotes our success. The Committee has attempted to establish the elements of executive compensation at appropriate levels, engaging compensation consultants, obtaining independent legal advice, surveying compensation practices of companies the Committee considers peers, performing independent analyses of our compensation arrangements and evolving compensation trends and standards, and participating in discussions of compensation at meetings of the Committee and the whole board, as well as maintaining an ongoing dialogue with senior management about compensation issues.

The principal elements of compensation of the executives identified in the Summary Compensation Table consist of salary, long-term incentive equity awards, and post-termination benefits. These executives are also entitled to reimbursement for disability and long-term care insurance coverage, and they benefit from participation in broad-based employee benefit arrangements such as medical, dental, and term life insurance programs that are generally available to all employees.

We have established a low-to-moderate risk tolerance in connection with the operation of our business, including our compensation policies and practices. Adherence to such a risk tolerance is ensured by our system of internal processes and validated by independent third parties, covering asset liability management and credit administration, and to some extent, our independent accountants.

 In addition to the overarching risk framework which limits risks, the CPP Restrictions place additional controls around our compensation policies and practices that effectively discourage and limit unnecessary and excessive risks. As discussed above, the Committee is required to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. Related to these semiannual reviews, the Committee is required to annually submit certain disclosures and certifications to Treasury.

Employment Agreements

Michael G. Mayer, Chief Executive Officer

In January, 2010, Michael G. Mayer was appointed Chief Executive Officer of our company and the Bank. Prior to being appointed Chief Executive Officer, Mr. Mayer provided service to our company pursuant to an independent consultant agreement. Mr. Mayer’s employment agreement has a term of three years beginning January 15, 2010. The employment agreement provides our company and the Bank shall pay Mr. Mayer a base salary of $300,000 for the first year of the term, $330,000 for the second year of the term, and $363,000 for the third and final year of the term. In addition, Mr. Mayer received a one-time signing bonus of $50,000, and his employment agreement provides that during the first three years of the term, he will receive an annual award of restricted stock having a value of $50,000. Mr. Mayer is also entitled to receive annual perquisites having an aggregate value of no more than $24,900, including employer-paid dues and assessments for membership in and use of civic and social clubs and a monthly automobile allowance.

Subject to the CPP Restrictions and other applicable regulatory restrictions, Mr. Mayer shall be entitled throughout the term to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s Section 401(k) plan, and to receive any and all other fringe benefits provided from time to time, provided Mr. Mayer satisfies the eligibility requirements for any such plans or benefits.

Mr. Mayer, the Bank or the company may terminate Mr. Mayer’s employment at any time with or without cause, in which event Mr. Mayer shall receive base salary, and reimbursement of expenses and perquisites through the date of termination.

Vincent K. Rees, President

In November 2008, to permit the company to participate in the CPP, each of the then named executive officers, including Mr. Rees, executed a new form of employment agreement in compliance with the CPP Restrictions, discussed above. Mr. Rees also executed a waiver, waiving any claims against Treasury or the company for any changes in compensation benefits related to the CPP Restrictions.

The form of employment agreement has a “rolling” three-year term which, on each anniversary date of the agreement, is extended by one additional year unless our Board of Directors gives notice it will not be extended. Unless sooner terminated, the term of the agreement will end at the time Mr. Rees reaches age 65. The agreement provides for:

●	Annual base salary, which will be reviewed and must be increased for cost of living increases on an annual basis; and otherwise may be increased at the discretion of the Board;
●	Participation in all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time;
●	Reimbursement of reasonable business expenses and reasonable expenses for attendance at annual and other periodic meetings of trade associations; and
●	Reimbursement for the cost of disability insurance providing an annual benefit not to exceed 60% of his base and bonus salary after an elimination period of 90 days.

Mr. Rees’ employment agreement contains other provisions under which payments and benefits are to be provided following an involuntary termination of his employment without cause, or a voluntary termination under various circumstances, whether before or after a change in control of the Bank, and restrict his ability to compete against the Bank following termination of employment. Those provisions, which are subject to the CPP Restrictions and other applicable regulatory restrictions, are described below under the caption “Potential Payments Upon Termination of Employment or a Change in Control.”

Holly L. Schreiber, Chief Financial Officer

In May, 2010, Holly L. Schreiber was appointed Chief Financial Officer of our company and the Bank. Ms. Schreiber’s employment agreement has a term of three years beginning May 24, 2010. The employment agreement provides our company and the Bank shall pay Ms. Schreiber a base salary of $190,000 for the first year of the term, $195,000 for the second year of the term, and $200,000 for the third and final year of the term. In addition, Ms. Schreiber received a one-time signing bonus of $30,000, and her employment agreement provides that during the first three years of the term, she will receive an annual award of restricted stock having a value of $25,000. Ms. Schreiber is also entitled to receive annual perquisites having an aggregate value of no more than $15,000, including employer-paid dues and assessments for membership in and use of civic and social clubs and a monthly automobile allowance.

Subject to the CPP Restrictions and other applicable regulatory restrictions, Ms. Schreiber shall be entitled throughout the term to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s Section 401(k) plan, and to receive any and all other fringe benefits provided from time to time, provided Ms. Schreiber satisfies the eligibility requirements for any such plans or benefits.

Ms. Schreiber, the Bank or the company may terminate Ms. Schreiber’s employment at any time with or without cause, in which event Ms. Schreiber shall receive base salary, and reimbursement of expenses and perquisites through the date of termination.

Plan-Based Awards

We have three compensation plans under which awards have been granted, or from time to time in the future may be granted, to our executive officers, which are our:

●
Employee Stock Option Plan, under which options to buy shares of our common stock have been granted and remain outstanding, but which has been superseded for any new awards by our new 2008 Omnibus Equity Plan;

●	2008 Omnibus Equity Plan, under which stock options, restricted stock awards, performance share awards, and stock appreciation rights may be granted; and
●	Incentive Plan, under which additional cash compensation may be paid each year based on our corporate performance.

The 2008 Omnibus Equity Plan was adopted during 2008, and approved by our shareholders at our 2008 annual meeting. The 2008 Omnibus Equity Plan authorizes the issuance of up to 288,292 shares of our common stock, which includes 38,292 shares previously reserved for issuance under the Employee Stock Option Plan and for which corresponding stock options were not then outstanding. No new awards may be granted under the Employee Stock Option Plan, but outstanding awards granted under it remain in effect and are subject to its terms.

Employee Stock Option Plan. Stock options granted under the Employee Stock Option Plan give the officer to whom it is granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the market value of our stock on the date the option is granted. An officer’s stock options will expire 90 days following his or her voluntary termination of employment (except in the case of retirement), or one year following termination as a result of disability. In the case of retirement, death or involuntary termination without cause, an officer’s stock options will remain in effect for its full term. Stock options will expire immediately following the involuntary termination of an officer’s employment for cause. Stock option grants did not include any performance-based conditions. The exercise price and vesting schedule for each stock option were approved by our Corporate Governance Committee at the time the stock option was granted.

2008 Omnibus Equity Plan. Under our 2008 Omnibus Equity Plan, we may make the following types of awards:

●	Incentive stock options that qualify for favored tax treatment under Section 422 of the Internal Revenue Code (“ISOs”);
●	Stock options that do not qualify under Code section 422 (“NQSOs”);
●	Stock appreciation rights (“SARs”);
●	Restricted stock; and
●	Performance shares.

The 2008 Omnibus Equity Plan limits the aggregate number of shares that may be granted to a single participant in any one year at 43,244 shares. Non-employee directors are eligible only for awards of NQSOs and restricted stock. The terms of each award are described in an award agreement between us and the person to whom the award is granted.

A stock option (either an ISO or a NQSO) is the right to acquire shares of our common stock during a stated period at a specified exercise price. ISOs may be granted only to employees. An NQSO may be granted to employees or to non-employee directors. The term, exercise price, conditions, and form of payment will be determined by the Corporate Governance Committee within limits set by the 2008 Omnibus Equity Plan. A stock option’s exercise price may not be less than the “fair market value” of a share of our common stock on the date the stock option is granted, as determined under rules set forth in the 2008 Omnibus Equity Plan.

A SAR is the right to receive cash equal to the difference between the fair market value of a share of our common stock on the date the SAR is exercised and the SAR’s exercise price stated in the award. The exercise price of a SAR may not be less than the fair market value of our common stock on the date the SAR is granted. A SAR ordinarily yields the same value on the date of exercise as a stock option, although SARs ordinarily are more likely to be settled in cash rather than stock and the exercise of a SAR does not require payment by the award recipient. As an alternative to cash settlement of a SAR, the award agreement may permit or require a participant to receive common stock having an aggregate fair market value on the exercise date equal to the amount of cash the participant would have received had the SAR been exercised for cash instead of stock, with any fractional share settled in cash.

A restricted stock award is an award of common stock, subject to forfeiture if conditions specified in the award agreement are not satisfied by the end of a specified restriction period established by the Corporate Governance Committee. The typical condition that would be imposed would be employment for a specified period. During the restriction period, restricted stock is held in escrow and may not be sold, transferred, or pledged. Restricted stock vests when the conditions to vesting stated in the award agreement are satisfied, and at that time the transfer restrictions and risk of forfeiture lapse and the shares are released to the participant. If the vesting conditions are not satisfied, restricted stock is forfeited and the forfeited shares again become available under the Plan for future awards.

Performance shares are similar to restricted stock awards but they ordinarily vest only if corporate or individual performance goals, or both, specified in the award agreement are satisfied by the end of the specified period. The Plan is designed to allow conditions for performance share awards to be customized so they can be measured by the particular award recipient’s responsibilities, by corporate goals and operating results, and by other factors, and by combinations of factors. A participant’s award agreement usually will specify, at the end of the period in which satisfaction of the performance criteria is determined, the Corporate Governance Committee will certify the employee has or has not satisfied the performance criteria. The shares will be forfeited if the performance criteria are not satisfied, or issued to the employee participant if the performance criteria are satisfied.

Grants During 2011. On January 14, 2011, Michael G. Mayer was awarded 43,244 shares of restricted stock. On May 24, 2011, Holly L. Schreiber was awarded 43,244 shares of restricted stock. No other grants were made to our named executive officers during 2011.

Incentive Plan. Until 2008, the Committee annually recommended (a) target amounts for each financial measure (net income, ROAA, ROAE, and total assets) at each performance level (minimum, strategic, superlative, and extraordinary) and (b) the bonus amounts for each executive at each performance level. Because of the rapid weakening of the financial sector of the economy, and to demonstrate to our shareholders management is willing to sacrifice personal financial gain as shareholders face reduced corporate profits, the Committee determined early in 2008 no performance incentives would be paid for the 2008 fiscal year. Again, in 2009, 2010, and 2011, the Committee decided not to award performance incentives for the 2009, 2010, and 2011 fiscal years. In addition, our most highly compensated employee is ineligible for annual cash incentive bonuses as long as the preferred stock issued under the CPP is held by the Treasury.

Outstanding Stock Options. During 2011, no previously granted stock options were exercised by any of our named executive officers. This table contains information about all outstanding stock options and shares of restricted stock held by our named executive officers on December 31, 2011:

OUTSTANDING EQUITY AWARDS AT 2011 YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Michael G. Mayer (1)	--	--	$--	---	79,165	$19,791
Vincent K. Rees	37,108	--	5.63	7/26/2014	--	--
Holly L. Schreiber	--	--	--	---	52,503	13,126
______________________
(1)
Mr. Mayer’s employment agreement provides that during each of the first three years of his employment with our company, he shall receive an annual award of restricted stock having a value of $50,000. Ms. Schreiber’s employment agreement provides that during each of the first three years of her employment with our company, she shall receive an annual award of restricted stock having a value of $25,000. The 2008 Omnibus Equity Plan limits the aggregate number of shares that may be granted to a single participant in any one year at 43,244 shares. Accordingly, on January 14, 2010, Mr. Mayer was granted 21,276 shares of restricted stock with an aggregate fair market value of $50,000; on May 24, 2010, Ms. Schreiber was granted 13,889 shares of restricted stock with an aggregate fair market value of $25,000; on January 14, 2011, Mr. Mayer was granted the maximum 43,244 shares of restricted stock with an aggregate fair market value of $17,298; and on May 24, 2011, Ms. Schreiber was granted the maximum 43,244 shares of restricted stock with an aggregate fair market value of $15,135. The restricted stock vests one-third on each anniversary date that the officer continues to be employed with our company, beginning on the first anniversary of the date of grant. Pursuant to the CPP Restrictions, the restricted stock is subject to restrictions on transfer, conditioned on the redemption or sale of the preferred shares.

Retirement Benefits

In 2008, the Bank entered into salary continuation agreements with the then named executive officers, including Mr. Rees, to provide them with retirement benefits. Under these agreements, the Bank would make monthly payments to the officers for 15 years following their “normal retirement ages,” stated in the agreements as 62. Neither Mr. Mayer nor Ms. Schreiber have entered into a salary continuation agreement with the Bank.

Under generally accepted accounting principles, the Bank accrues a liability on its books each year for its obligation to each participating officer under his or her agreement. These accruals are in amounts that, at each officer’s normal retirement age, cause his or her “accrual balance” to equal the then-current present value of the officer’s normal retirement benefits. The discount rate used by the Bank to determine the present value of the normal retirement benefit for 2011 was 6.17%.

These salary continuation agreements contain other provisions under which payments and benefits will be provided to the then named executive officers, including Mr. Rees, following an involuntary termination of his or her employment under various circumstances. Those provisions are described below.

Potential Payments Upon Termination of Employment or a Change in Control

As described below the caption “Capital Purchase Program and Other Restrictions on Executive Compensation,” as a consequence of our participation in the CPP, we are subject to certain executive compensation restrictions. The CPP Restrictions include a prohibition on us making any severance payment to the SEOs and the next five most highly-compensated employees upon their departure from the company or the Bank, except for payments for services performed or benefits accrued. Other applicable regulatory restrictions prohibit us from increasing the compensation or paying any bonus to our senior executive officers, except with prior regulatory approval. Accordingly, the following discussion of potential payments upon termination of employment or change in control is qualified in its entirety by the effect of the CPP Restrictions and other applicable regulatory restrictions.

Employment Agreements. The employment agreements provided to our named executive officers are described under the caption “Employment Agreements.”

Michael G. Mayer, Chief Executive Officer. Under our Chief Executive Officer’s employment agreement, Mr. Mayer will not be entitled to receive any payments upon termination of employment or change in control.

Holly L. Schreiber, Chief Financial Officer. Under our Chief Financial Officer’s employment agreement, Ms. Schreiber will not be entitled to receive any payments upon termination of employment or change in control.

Vincent L. Rees, President. Under the form of employment agreement provided in 2008 to Mr. Rees, if his employment is terminated by us without cause, or if he terminates his own employment for “good reason,” he will continue to receive salary payments for the unexpired term of the employment agreement, and we will provide him with continued life and medical insurance coverage for the remaining term or, if earlier, until he reaches age 65, dies, or becomes employed elsewhere. Continued life and medical insurance coverage also will be provided to Mr. Rees for the remaining term of his agreement following termination as a result of disability. “Good reason” will exist for Mr. Rees to terminate his own employment if, without the Bank’s consent:

●	His salary is reduced;
●	Duties are assigned to him that are materially inconsistent with his position or represent a reduction in his authority;
●	There is a material diminution in the authority, duties, or responsibilities of the supervisor to whom he reports;
●	There is a material change in the geographic location at which he must perform services; or
●	The Bank materially breaches the employment agreement.

No payments will be made under the agreement if his employment is terminated by us “for cause” or he terminates the employment agreement without “good reason.”

If there is a change in control of our company or the Bank, he will be entitled to:

●
A lump-sum payment equal to three times the total of his base salary rate at the time of the change in control, plus the amount of any bonuses or incentive compensation earned for the preceding calendar year;

●	Continued medical and life insurance coverage for the remaining term of the agreement or, if earlier, until he reaches age 65, dies, or becomes employed elsewhere;
●	Immediate vesting of benefits under any qualified and non-qualified plans in which he participates, unless those plans separately address the effect of a change in control; and
●
If the payment and acceleration of benefits under other plans or arrangements results in a “parachute payment” that is subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code, an additional “gross-up payment” equal to the amount of the excise tax he owes, plus the additional amount needed to receive the amount of the excise tax net of all income, payroll, or other excise taxes. The applicable percentage gross-up payment to which the officer is entitled is 100% for a change in control occurring in 2011 or afterwards.

The change in control payments and benefits would be in lieu of any other severance payments provided for in the agreement, and Mr. Rees’ right to receive the lump-sum payment would not depend on whether his employment was terminated.

Mr. Rees’ agreement provides, in general, a “change in control” will have occurred if:

●	A person accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of our outstanding stock;
●	Within a 12-month period a person acquires shares of our stock that amount to 30% or more of the total voting power of our outstanding stock;
●	A majority of our directors are replaced during any 12-month period by persons whose appointment or election is not endorsed in advance by a majority of our directors; or
●	There is a change in ownership of our assets that amounts to 40% or more of the total gross fair market value of all of our assets.

Under the form of employment agreement, Mr. Rees agrees not to disclose any confidential or proprietary information about our company or the Bank to any other person and, for the remaining period of the agreement following a termination of his employment, he may not directly or indirectly compete with the Bank by providing financial products or services on behalf of another financial institution, or assisting another financial institution in providing financial products or services, within the counties in North Carolina in which the Bank or any of its affiliates conducted operations at the time his employment was terminated, or in any North Carolina county contiguous to those counties. If he violates this non-competition provision, he will forfeit all rights and retirement benefits under his employment agreement as well as all death benefits under his endorsement split-dollar agreement, described below. However, the restriction on his ability to compete against the Bank will terminate immediately upon a change in control.

Salary Continuation Agreements. In 2008, Mr. Rees entered into a salary continuation agreement, which provides for certain additional benefits. This agreement is described under the caption “Retirement Benefits.”  If, before normal retirement age, his employment terminates for any reason other than for cause or following a change in control, then this agreement provides the Bank will make monthly payments to Mr. Rees for 15 years in an amount that is based upon the accrual balance at the time of employment termination. Those payments will begin on the later of the first day of (1) the seventh month after termination of his employment, or (2) the month after he reaches normal retirement age.

The agreement provides following his death, his beneficiaries will receive a lump-sum payment in an amount equal to his accrual balance at the time of death. His agreement will terminate automatically, and his rights to payments will be forfeited, if his employment is terminated for cause.

If there is a change in control of the Bank, the Bank will make a lump-sum payment to Mr. Rees of the greater of $750,000 or the accrual balance at the time of the change in control. For a change in control, the Salary Continuation Agreements also provide the Bank will pay a tax “gross-up” benefit if the benefits payable after a change in control are subject to excise taxes under the Internal Revenue Code.

As defined in the salary continuation agreement, a “change in control” will occur if:

●	A person or group accumulates ownership of our stock that amounts to more than 50% of the total fair market value or total voting power of all our outstanding shares;
●	A person or group acquires within a 12-month period ownership of our stock that amounts to 30% or more of the total voting power of all our outstanding shares;
●	A majority of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of our board; or
●	A person or group acquires assets from us that amount to 40% or more of the total gross fair market value of all our assets.

Endorsement Split-Dollar Agreements. The Bank has purchased insurance policies on the lives of certain of our executive officers, including our President, Mr. Rees, and has entered into endorsement split-dollar agreements with each of the insured officers. Neither our Chief Executive Officer, Mr. Mayer, nor our Chief Financial Officer, Ms. Schreiber, are parties to such agreements. The policies are owned by the Bank. Under the agreements, upon the death of an insured officer, while he or she is employed by the Bank, and before he or she reaches age 62, a portion of the total death benefits under the policies on his or her life will be paid to the officer’s beneficiary. The amount that will be paid to each officer’s beneficiary will be equal to the lesser of the policy’s “net death proceeds,” meaning the total death benefit minus the policy’s cash surrender value, or $1.25 million, in the case of Mr. Rees. The Bank will keep any balance of the death benefits from each officer’s policy, including the full cash surrender value of the policy.

Employee Group Life Insurance Plan. We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to 2.5 times the participant’s annual salary at the date of death, subject to a cap of $250,000.

Accelerated Vesting of Stock Options and Restricted Stock. In the event of a change in control of our company, if provision is not made for the assumption of outstanding stock options held under our stock option plans, or for the exchange of those stock options for new stock options covering shares of the successor company, Mr. Rees’ rights under his stock options will expire at the time the transaction becomes effective. However, to the extent any stock option has not yet become exercisable, it will become exercisable in full immediately before the transaction becomes effective, without regard to any vesting schedule. All stock options currently granted to Mr. Rees have vested in full.

DIRECTOR COMPENSATION

Director Fees

Our directors are not directly compensated for serving on our Board of Directors. However, our directors also serve on the Bank Board, for which our outside directors have historically received compensation. In November 2010, the Bank Board resolved to indefinitely suspend the future payment of any director fees, in order to preserve capital. No fees were paid to directors in 2011.

Director Stock Options

We have a Director Stock Option Plan under which options were granted from time to time to our directors to purchase shares of our common stock. Each stock option gives the director to whom it is granted the right to buy shares of our common stock during a ten-year period at a fixed price per share equal to the market value of our stock on the date the stock option was granted. Stock options generally remain in effect for their full terms following the termination of a director’s service for any reason. Stock option grants did not include any performance-based conditions. The exercise price and vesting schedule for each stock option was recommended by the Corporate Governance Committee to our Board of Directors, which approved the terms of each stock option granted.

No additional stock options will be granted under our Director Stock Option Plan. Any further options will be granted under our 2008 Omnibus Equity Plan described above under the caption “Executive Compensation—Plan-Based Awards—2008 Omnibus Equity Plan.”

During 2011, no new stock options were granted to any of our directors and no previously granted options were exercised by any of them.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our independent directors, acting as a separate committee, review and approve certain transactions, arrangements, or relationships in which we or the Bank is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, any beneficial owners of more than 5% of a class of our common stock, and members of the immediate families of those persons.

Except as described below, the policy covers:

●
Any transactions, arrangements, or relationships, or series of transactions, arrangements, or relationships, required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and

●	Any other transactions, arrangements, or relationships that would fall in the first category above except for their amount being less than the $120,000 threshold specified above.

The transactions covered by the policy generally include loans, but it does not cover loans the Bank makes in the ordinary course of the business that are subject to banking regulations related to “insider loans” and are required to be approved by a majority of the disinterested members of the Bank’s Board of Directors. The policy also does not cover the Bank’s depository or similar banking services in the ordinary course of its business, or compensation paid to the Bank’s executive officers that has been reviewed and approved, or recommended to the Bank’s Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions, the policy provides the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it shall have concluded to its satisfaction the transaction:

●	Has been or will be agreed to or engaged in on an arm’s-length basis;
●	Is to be made on terms that are fair and reasonable to us; and
●	Is in the best interests of us and the Bank.

Related Person Transactions During 2011 and 2010

In 2005, the Bank entered into a lease with a related party of one of our current directors on a building used by the Bank as a branch office. Van F. Phillips is Vice President and co-owner of Great Meadows, LLC, which leases the Bank the building that houses its Marion, North Carolina branch office. The lease had an initial term of five years, and reserved to the Bank the option to renew the lease for up to four successive three-year terms. The terms of the lease call for a $3,500 per month rental payment during the initial term. Rental payments for each renewal term are to be adjusted by the aggregate increase in the Consumer Price Index for all Urban Consumers for the immediately preceding lease term. The lease was renewed in 2010 for a further three-year term, without any adjustment to the rental payments. Lease payments under this lease totaled $42,000 in both 2011 and 2010.

The lease provides that the Bank is responsible for the payment of insurance and property taxes on the building. The lease was approved by our Board of Directors and is on terms and conditions our Board believed to be at least as favorable to us as those we could have obtained in a lease from a nonaffiliated lessor on a comparable property in a similar location.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and other related persons.  All loans included in those transactions during 2011 and 2010, as well as through the date of this Proxy Statement, were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, those loans did not involve more than the normal risk of collectability or present other unfavorable features. As a consequence of the downturn in the economy and the effect this has had on the value and salability of real estate, including projected cash flows of real estate developments, loans made to certain of our directors have been adversely affected.  Details of these loans are provided below.

The Bank has made five loans in the aggregate amount of $3,748,335 to our director, Bradley B. Schnyder, and related entities.  During 2011, the largest aggregate amount of principal outstanding was $3,966,396.  As of the Record Date, $3,598,335 of principal and $7,429 of accrued interest remains outstanding.  During 2011, Mr. Schnyder and related entities made $352,016 in principal payments and paid $168,574 in interest on the loans.  As of the Record Date, during 2012, Mr. Schnyder and related entities have advanced $59,727 in principal and paid $59,760 in interest on the loans.  Each of Mr. Schnyder’s loans continues to be paid in accordance with its terms.

The Bank has made eight loans in the aggregate amount of $3,051,547 to our director, James C. Kirkpatrick and related entities.  During 2011, the largest aggregate amount of principal outstanding was $4,031,336.  As of the Record Date, $3,039,581 of principal and $4,977 of accrued interest remains outstanding.  During 2011, Mr. Kirkpatrick and related entities made $652,191 in principal payments and paid $185,550 in interest on the loans.  As of the Record Date, during 2012, Mr. Kirkpatrick and related entities have made $345,625 in principal payments and paid $50,420 in interest on the loans.  Each of Mr. Kirkpatrick’s loans continues to be paid in accordance with its terms.

The Bank has made three loans in the aggregate amount of $984,945 to our former director, John S Sheiry.  During 2011, the largest aggregate amount of principal outstanding was $998,711.  As of the Record Date, $979,945 of principal and $18,963 of accrued interest remains outstanding.  During 2011, Mr. Sheiry made $17,713 in principal payments and paid $55,219 in interest on the loans.  As of the Record Date, during 2012, Mr. Sheiry has made $1,053 in principal payments and paid $99 in interest on the loans.  The Bank has renewed a $986,000 loan to Mr. Sheiry and modified the repayment terms.  Throughout the term of the renewed loan, all accrued interest is scheduled to be paid through structured payments.

Consent Order and Written Agreement

As described in our 2011 Annual Report on Form 10-K, in February 2010, the Bank and its directors entered into a Stipulation to the Issuance of a Consent Order agreeing to the issuance of a Consent Order with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Although the Bank and its directors neither admitted nor denied any unsafe or unsound banking practices or violations of law or regulation, they agreed to the Consent Order, which requires them to undertake a number of actions, described in detail in the Annual Report. As a direct consequence of the issuance of the Consent Order, in October, 2010, we executed a Written Agreement with the Federal Reserve Bank of Richmond, which requires we undertake a number of actions, also described in detail in the Annual Report. A copy of the Annual Report accompanies this Proxy Statement.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

Except as listed below, we are not aware of anyone who owned, beneficially or of record, 5% or more of our common stock on the Record Date for the Annual Meeting.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	276,815	5.06%
____________________
(1)
This amount represents a warrant to purchase 276,815 shares of our common stock, issued to the Treasury Department on November 14, 2008, pursuant to our participation in the TARP CPP. As of April 25, 2010, the Treasury Department has not exercised the warrant. See “Executive Compensation – Capital Purchase Program and Other Restrictions on Executive Compensation” on page 14.

(2)
Percentage is calculated based on 5,190,283 total outstanding shares plus the number of additional shares that could be purchased by the Treasury Department pursuant to the warrant, which could be exercised within 60 days following the Record Date.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date by our current directors and executive officers, nominees for election as directors, and former directors and executive officers who held office during 2011, individually, and as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
B. Lee Beason	66,660	1.28%
William H. Burton	170,639	3.25
Peggy H. Denny	53,326	1.02
Michael D. Foster	95,271	1.82
James C. Kirkpatrick	111,555	2.13
James H. Mauney, II	--	--
Michael G. Mayer	86,757	1.67
Van F. Phillips	170,664	3.25
Vincent K. Rees	103,323	1.98
Bradley B. Schnyder	106,788	2.04
Holly L. Schreiber	57,133	1.10
John S. Sheiry	67,184	1.28
All current and former directors and executive officers as a group (12 people)	1,089,300	19.32%
______________________
(1)
Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Beason—7,951 shares; Mr. Burton—114,781 shares; Ms. Denny—4,705 shares; Mr. Foster—5,421 shares; Mr. Phillips—110,113 shares; Mr. Rees—390 shares; Mr. Schnyder—7,062 shares; Mr. Sheiry—10,085 shares; and all persons included in the group—260,508 shares. The listed shares include the following numbers of shares that could be purchased pursuant to stock options granted under our stock option plans that could be exercised within 60 days following the Record Date and with respect to which shares the individuals named and included in the group may be considered to exercise sole investment power only: Mr. Beason, Ms. Denny, and Mr. Rees—37,108 shares each; Mr. Burton, Mr. Foster, Mr. Kirkpatrick, Mr. Phillips, Mr. Schnyder, and Mr. Sheiry—55,858 shares each; all individuals included in the group—446,472 shares. Mr. Kirkpatrick has pledged 55,041 shares as security for a loan.

(2)
Percentages are calculated based on 5,190,283 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal securities laws to file reports with the Securities and Exchange Commission regarding their ownership and any changes in ownership of our common stock. Based on our review of copies of those reports, and written representations by our directors and executive officers, except as hereafter disclosed, we believe these reporting requirements were satisfied during the year ended December 31, 2011. On May 24, 2011, Ms. Schreiber was granted 43,244 shares of restricted stock, which grant was not disclosed in a filing with the Securities and Exchange Commission.

PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

“Say-on-Pay” Proposal

The ARRA and rules promulgated by the Securities and Exchange Commission require TARP recipients with securities registered under the federal securities laws to provide a separate non-binding shareholder vote to approve the compensation of their named executive officers.

This “Say-on-Pay” proposal gives our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our named executive officers, and our executive compensation policies and practices, as described in this Proxy Statement, by voting on the following advisory (non-binding) resolution:

“Resolved, that the compensation paid or provided to the named executive officers of 1st Financial Services Corporation (“1st Financial”) and its subsidiary, and 1st Financial and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in 1st Financial’s Proxy Statement for its 2012 Annual Meeting, are hereby endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in the ARRA, it will not be binding on our Board of Directors or the Corporate Governance Committee, or overrule or affect any previous action or decision by our Board or the Committee or any compensation previously paid or awarded. Neither will it create or imply any additional duty on the part of our Board or the Committee. However, our Board and the Committee will take the results of the vote into account when considering future executive compensation matters.

You have the opportunity to cast a vote to state your approval or disapproval of the compensation of our executive officers, as disclosed in this Proxy Statement. We are committed to controlling compensation expense, which is second only to deposit interest expense in its impact on net income, while offering to our executives the appropriate mix of rewards for services rendered and incentives for further contributions to our success. We believe we have discharged that responsibility with care and with our shareholders’ best interests always foremost, and are convinced our compensation practices are closely aligned with our shareholders’ long-term interests. We encourage you to review very carefully the tables and the narrative discussion under “Executive Compensation” before you cast your vote.

This vote only addresses compensation of those named executive officers identified in the Summary Compensation Table, not compensation paid to other employees. A shareholder, of course, may communicate directly with us if the shareholder wishes to make his or her views about any aspect of our compensation practices known. A shareholder who wishes to do so should follow the procedure outlined under the caption “Corporate Governance—Communications with Our Board.”

Our Board of Directors believes our executive compensation policies and practices are based on a pay-for-performance philosophy and are aligned with our shareholders’

long-term interests, and it recommends you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against the proposal.

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Elliott Davis PLLC audited our 2011 consolidated financial statements. Elliott Davis PLLC has been selected by our Audit Committee to serve as our independent accountants for the fiscal year ending December 31, 2012. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve their compensation and other terms of engagement, and our shareholders are not required by our Bylaws or North Carolina law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Elliott Davis PLLC for the fiscal year ending December 31, 2012, for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Elliott Davis PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Elliott Davis PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines a change would be in our best interests.

Elliott Davis PLLC was appointed by our Audit Committee to serve as our independent accountants on March 29, 2011. It replaced Brown, Edwards & Company, LLP (“Brown Edwards”), which audited our 2010, 2009, and 2008 consolidated financial statements. In connection with Brown Edwards’ audits during the two most recent fiscal years ended December 31, 2010 and 2009, and through March 29, 2011, the date Brown Edwards gave notice of its decision not to stand for re-appointment, there were no disagreements with Brown Edwards on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Brown Edwards’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

Brown Edwards’ audit reports on the Bank’s financial statements as of and for the year ended December 31, 2010 and 2009, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2010 and 2009, and through the date of Brown Edwards’ notice, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Elliott Davis PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends you vote “FOR” Proposal 3. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Fees Paid to Independent Accountants

The following table lists the aggregate amounts of fees paid to our independent accountants for audit and other services they provided during the years ended December 31, 2011 and 2010.

Type of Fees and Description of Services	2011	2010
Audit Fees (1)	$80,900	$113,200
Audit-Related Fees (2)	--	9,500
Total Fees	$80,900	$122,700
______________________
(1)
These are fees paid for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of the consolidated financial statements included in our quarterly reports and for services normally provided in connection with statutory or regulatory filings or engagements.

(2)
These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” above, including fees related to audits of financial statements of employee benefit plans and any subsidiaries, and due diligence services.

Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related services, tax services and other services rendered in 2011 and 2010 were pre-approved by our Audit Committee, which concluded the provision of those services by our independent accountants was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. The Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by the Corporation’s independent registered public accounting firm. The Charter authorizes the Committee Chairman to approve non-audit services we propose to obtain from time to time during the year from our accountants, provided any approvals using this procedure are presented to the Committee at its next scheduled meeting.

PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal of a shareholder (other than a nomination for election as a director) that is intended to be presented for action at the 2013 annual meeting must be received by our Corporate Secretary in writing at our address listed below no later than January 4, 2013, to be considered timely received for inclusion in the proxy statement and proxy card we will distribute in connection with that meeting. Written proposals should be sent to the same address as is listed below for communications with our Board. For a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2013 annual meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary (at the address listed below) no later than March 20, 2013, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the names and addresses of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation each nominee satisfies all qualifications provided by our Bylaws or by applicable statute or regulation to serve as a director; and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide such other information about each nominee proposed we reasonably request and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the Board of Directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

1st Financial Services Corporation
Attention: Corporate Secretary
101 Jack Street
Hendersonville, North Carolina 28792

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports and other information, about our company with the Securities and Exchange Commission, including proxy statements, annual reports and quarterly reports. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov.

A copy of our company’s 2011 Annual Report on Form 10-K, as filed with the Securities Exchange Commission, accompanies this Proxy Statement.

VOTING BY PROXY

Please read our Proxy Statement before you vote by proxy. Then, to ensure your shares are represented at the Annual Meeting, we ask you to appoint the Proxies to vote your shares for you whether or not you plan to attend the Annual Meeting. You can do this in one of the following two ways:

VOTING BY PROXY CARD

●           You can mark, sign, and return the proxy card below in the enclosed postage-prepaid envelope.

VOTING BY INTERNET

●
You can go to our Internet website (https://www.mountain1st.com/proxy) and click on the link for "proxy voting." When you are prompted for your "control number," enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed, and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our Proxy Statement for the Annual Meeting.

You should note you may vote by Internet only until 5:00 p.m. local time on June 24, 2012, which is the day before the Annual Meeting date.

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the Board of Directors of 1st Financial Services Corporation (the “Corporation”), or any substitute appointed by them, as the undersigned's attorneys and proxies (the “Proxies”), and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of the Corporation held of record by the undersigned on April 20, 2012, at the Annual Meeting of the Corporation's shareholders to be held at the Thomas Auditorium in the David W. Sink, Jr. building of the Blue Ridge Community College located at 100 College Drive, Flat Rock, North Carolina, at 10:00 a.m. on Monday, June 25, 2012, and at any adjournments of the Annual Meeting. The undersigned directs the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: To elect one director for a three-year term.

	☐	FOR nominee listed below	☐	WITHHOLD authority to vote

Nominee: Vincent K. Rees

2.	PROPOSAL FOR ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve a non-binding, advisory resolution to approve the compensation of our named executive officers.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Elliott Davis PLLC as our independent accountants for the fiscal year ending December 31, 2012.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

I (We) direct the shares represented by this appointment of proxy be voted as instructed on the reverse. In the absence of any instruction, those shares may be voted by the Proxies "FOR" the election of the nominee named in Proposal 1 and "FOR" Proposals 2 and 3. If, before the Annual Meeting, the nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation's Secretary a written instrument revoking it or timely submitting (by mail or Internet) an appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated: ______________________________, 2012

__________________________________________________
Signature

__________________________________________________
Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure your shares are represented and a quorum is present at the Annual Meeting, please submit your appointment of proxy whether or not you plan to attend.